Exhibit 10.1

SECURED SUBORDINATED NOTE DUE DECEMBER 29, 2014

$1,500,000	Redondo Beach, California
June 27, 2014

FOR VALUE RECEIVED, the undersigned, TEG Oil & Gas USA, Inc., a Colorado corporation (“Obligor”), hereby promises to pay to Tapia Holdings, LLC, a Delaware limited liability company (“Holder”), or order, in lawful money of the United States of America, the principal sum of $1,500,000 (the “Commitment Limit”), or so much thereof as may be outstanding from time to time, with interest on the unpaid principal amount hereof at the rate of three percent (3.0%) per annum.

1.           Advances. As of the date of this Note, Holder has advanced $912,305.69 to Obligor. Obligor may request from Holder additional advances of funds up to (but not to exceed) an aggregate amount (including the $912,305.69 previously advanced) equal to the Commitment Limit. Advance requests shall be made by Obligor to Holder in writing and shall specify in reasonable detail the use of the proceeds. The decision as to whether to make any particular advance shall be in the sole and absolute discretion of Holder, whether or not reasonable. Advances made as of the date of this Note are reflected on the Schedule attached to this Note and initialed by Holder, and any additional advances made by Holder shall be similarly reflected and initialed.

2.           Computation of Interest. Interest chargeable hereunder shall be calculated on the basis of the actual number of days elapsed during the period from the date of each advance of funds (including advances made prior to the date of this Note pursuant to the Prior Notes, as that term is defined in Section 6) until the date of repayment.

3.           Maturity Date. On December 29, 2014 (the “Maturity Date”), all outstanding principal and accrued interest shall be due and payable in full.

4.           Prepayments. Obligor shall be permitted to prepay, in whole or in part, any obligations evidenced by this Note. Any prepayment shall be applied first to accrued interest, then to principal.

5.           Default. This Note shall become due and payable, at the option of Holder, upon the occurrence at any time of an Event of Default, as that term is defined in the Second Amended and  Restated Security Agreement dated June 27, 2014, between Obligor and Holder (the “Security Agreement”).

6.           Prior Note. This Note supersedes and replaces in their entirety the Secured Subordinated Note Due July 18, 2014 dated June 2, 2014 (the “Prior Note”, which Prior Note shall automatically be canceled and of no further force and effect upon execution of this Note by Obligor and delivery of the executed original of this Note to Holder.

7.           Costs. Obligor shall to pay all costs and expenses, including reasonable attorneys’ fees, incurred by Holder and arising out of or related to the collection of any amounts due hereunder or the enforcement of any rights provided for herein. Such costs and expenses shall include, without limitation, all costs, attorneys’ fees and expenses incurred by Holder in connection with any insolvency, bankruptcy, reorganization, or other similar proceedings involving Obligor or involving any endorser or guarantor hereof which in any way affect the exercise by Holder of its rights and remedies under this Note.

8.           Waivers; Etc. Presentment, demand, protest, and all notices of every kind (including notices of protest, dishonor and nonpayment of this Note) are hereby waived by Obligor. Nothing contained herein shall prevent Holder from waiving, in writing, in any certain instance or on any particular occasion, any right or remedy hereunder (including, but not limited to, the operation of the acceleration clauses above). Consent to one such transaction shall not be deemed to be a consent or waiver to any future transaction. No such waiver shall constitute a further or continuing waiver of such right or remedy as to any preceding or succeeding breach hereunder. No single or partial exercise of any right hereunder or under any instrument securing or guaranteeing this Note shall preclude any other or further exercise thereof or the exercise of any other right. No delay or omission on the part of Holder in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note. No acceptance by Holder of any payment due hereunder which is less than the full amount then due and owing shall operate as a waiver of the same or any other right or option, except as and to the extent provided by law. The release of any party liable on this Note shall not operate to release any other party liable hereon. All rights and remedies of Holder hereunder and under any documents securing this Note are cumulative.

9.           Subordination. Notwithstanding anything to the contrary in this Note, the indebtedness evidenced by this Note shall be subordinate and junior in right of payment to indebtedness to Bank of the West (the foregoing being referred to as “Superior Indebtedness”), pursuant to the terms of a Subordination and Intercreditor Agreement dated June 2, 2014 among Obligor, Holder, Bank of the West and certain affiliates of Obligor. Holders of Superior Indebtedness shall be third party beneficiaries of this paragraph.

10.          Security. This Note is secured pursuant to the terms of the Security Agreement.

11.          Notices. Any notice, request, demand, waiver, consent, approval or other communication required or permitted hereunder or by law shall be validly given or made only if in writing and delivered in person to an officer or duly authorized representative of the other party of deposited in the United States mail, duly certified or registered (return receipt requested), postage prepaid, and addressed to the party for whom intended, as follows:

Holder:	Tapia Holdings, LLC
326 S. Pacific Coast Highway, Suite 102
Redondo Beach, CA 90277
Attn: Darren Katic

Obligor:	TEG Oil & Gas USA, Inc.
21 S. California St., #305
Ventura, California 93001
Attn: Harry Barnum

with a copy to:	Sefton Resources, Inc.
2050 S. Oneida St., Suite 102
Denver, Colorado 80224
Attn: Kris Short

Either party may from time to time, by written notice to the other, designate a different address that shall be substituted for that specified above. If any notice or other document is sent by mail as stated above, the same shall be fully delivered and received two days after mailing as provided above.

12.           Choice of Law. This Note shall be governed by and construed in accordance with the internal laws of the State of California.

Obligor has executed and delivered this Note as of the day and year first set forth above.

“Obligor”

TEG OIL & GAS USA, INC., a Colorado corporation

By:	/s/ Tom Milne
Tom Milne, Director
Sefton Resources, Inc.
100% Owner of TEG Oil & Gas USA, Inc.

Schedule Attached to Secured Subordinated Promissory Note Due December 29, 2014, dated June 27, 2014 made by TEG Oil & Gas USA, Inc. and payable to the order of Tapia Holdings, LLC.

ADVANCES AND PRINCIPAL PAYMENTS

Date	Amount Of Advance	Amount of Principal Repaid	Unpaid Principal Balance	Notation Made By
April 18, 2014	$77,355.69		$77,355.69
April 23, 2014	$24,950.00		$102,305.69
May 1, 2014	$200,000.00		$302,305.69
June 2, 2014	$250,000.00		$552,305.69
June 27, 2014	$360,000.00		$912,305.69